UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): September 25, 2006
Mercator Partners Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51211	202096338

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11911 Freedom Drive, Suite 590
Reston, VA 20190

(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 995-5534
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
     On September 25, 2006, Mercator Partners Acquisition Corp. (the “Company”) entered into an amendment (“Amendment No. 1”) to the Stock Purchase Agreement, dated May 23, 2006 (the “Stock Purchase Agreement”), by and among the Company, Global Internetworking, Inc. (“GII”) and the shareholders of GII.
     Among other things, Amendment No. 1 removes the requirement contained in the Stock Purchase Agreement that the Company register the 1,300,000 shares of common stock, 1,450,000 Class W Warrants and 1,450,000 Class Z Warrants to be issued by the Company to the GII shareholders upon the Company’s acquisition of the capital stock of GII (collectively, the “Company Securities”). As a result, the Company Securities will initially not be registered, and their resale will be restricted.
     Amendment No. 1 provides the GII shareholders certain registration rights with respect to the Company Securities. GII shareholders holding at least 20% of the shares of the Company’s common stock to be issued pursuant to the Stock Purchase Agreement are entitled to demand, at any time beginning three months after the closing of the acquisition of the capital stock of GII, that the Company register the Company Securities. In addition, the GII shareholders have certain “piggyback” registration rights applicable to the Company Securities on any other registration statements that the Company files, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Company has also agreed with the GII shareholders that it will use best efforts to have the Company Securities included for quotation on the Nasdaq National Market, and that the Company will file an application with Nasdaq for such purpose as promptly as practicable, and in any event within 30 days, after the closing of the acquisition of the capital stock of GII.
     The foregoing description of Amendment No. 1 is qualified in its entirety by reference to the full text of Amendment No. 1, which will be filed as an annex to the proxy statement in connection with the Company’s proposed acquisition of GII and European Telecommunications & Technology Limited.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 26, 2006

MERCATOR PARTNERS ACQUISITION CORP.
By:	/s/ Rhodric C. Hackman
Rhodric C. Hackman
President